UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2006

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2006, the fiscal year 2007 compensation and bonus plan was established for William C. Styslinger, III, the Chairman, President and Chief Executive Officer of SeaChange International, Inc. (“SeaChange”).

Under this plan, Mr. Styslinger will receive a base salary of $375,000 per annum. In addition, Mr. Styslinger will be eligible to receive a cash bonus and an award of restricted stock units, contingent on the satisfaction by Mr. Styslinger and SeaChange of a number of criteria, including:

•	achieving target fiscal year 2007 revenues; earnings before interest, taxes, depreciation and amortization (EBITDA); and cash and marketable securities positions as at January 31, 2007; and

•	achieving certain other agreed upon corporate objectives.

If the target criteria are satisfied, Mr. Styslinger would receive a cash bonus of $85,000 and an award of 12,000 restricted stock units. The plan provides that if any of these criteria are not satisfied, the Compensation and Option Committee has the discretion to determine the amount, if any, of cash bonus and restricted stock units awarded to Mr. Styslinger. The plan also provides that the amount of the cash bonus and restricted stock units awarded may be adjusted upward both in predetermined amounts if certain additional financial criteria are satisfied and at the discretion of the Compensation and Option Committee if other substantial achievements related to shareholder value are realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Kevin M. Bisson
Kevin M. Bisson
Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Dated: May 19, 2006